Exhibit 10.2

PROMISSORY NOTE

$1,000,000	June 28, 2006

FOR VALUE RECEIVED, the undersigned, NaturalNano, Inc., a corporation organized under the laws of the State of Nevada, with its principal offices at 150 Lucius Gordon Drive, Suite 115, West Henrietta, New York 14586 (“Debtor”), hereby promises to pay to Technology Innovations, LLC, a limited liability company organized under the laws of the State of New York, with its principal offices 150 Lucius Gordon Drive, Suite 117, West Henrietta, New York 14586 (“Creditor”), the principal sum of one million dollars ($1,000,000.00) or such lesser amount as shall have been advanced pursuant to the Line of Credit Agreement of even date herewith between Creditor and Debtor, together with interest thereon at the rate of eight percent (8%) per annum, in lawful money of the United States of America.

1. Repayment. The entire amount of principal and interest due under this Note shall be payable within fifteen (15) business days after demand therefor, which demand may be made at any time after March 31, 2007 (the “Maturity Date”). Debtor may prepay all or any part of this Note at any time without premium or penalty. Partial payments shall be applied first to accrued and unpaid interest and then to principal.

2. Interest Calculations. Interest under this Note shall be compounded monthly on the basis of actual days elapsed.

3. Events of Default. Upon the occurrence, whether before or after the Maturity Date, and during the continuance of any of the following events (each of which shall be an “Event of Default”), Creditor may declare the principal of and interest on this Note to be due and payable upon thirty (30) days’ prior written notice, and the principal of and interest on this Note shall, upon such declaration, become due and payable, anything in this Note to the contrary notwithstanding:

(a)	Debtor fails to pay any principal of or interest on this Note when due; or

(b)	Debtor is dissolved or liquidated; or

(c)	Debtor makes an assignment for the benefit of creditors, commences (as the debtor) a case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law; or

(d)
A case in bankruptcy or any proceeding under any other insolvency law is commenced against Debtor (as the debtor) and a court having jurisdiction in the premises enters a decree or order for relief against Debtor as the debtor in such case or proceeding, and such case or proceeding is continued for sixty (60) days, or Debtor consents to or admits the material allegations against it in any such case or proceeding; or

(e)
A trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of Debtor for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors.

4. Severability. The invalidity, illegality or unenforceability of any provision of this Note shall not render invalid, illegal or unenforceable any other provision hereof.

5. No Waiver of Remedies. No failure or delay on the part of Creditor in the exercise of any power or right in this Note shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect Creditor’s rights with respect to any and all other rights and powers.

6. Maximum Interest. This Note is subject to the express condition that at no time shall Debtor be obligated or required to pay interest on the unpaid principal balance due hereunder at a rate which is in excess of the maximum interest rate permitted under applicable law. If by the terms of this Note, Debtor is at any time required or obligated to pay interest on the unpaid principal balance due hereunder at a rate in excess of such maximum rate, then for such time as the rate of interest under this Note would be deemed excessive, its application shall be suspended and there shall be charged instead interest at such maximum rate.

7. Notices. Any and all notices to be delivered in connection herewith shall be in writing and shall be deemed given when delivered if delivered personally, ten days after being sent if properly sent by airmail, or three days after being sent if properly sent by recognized express courier service guaranteeing delivery during such period, in each case addressed to the other party at the address set forth above or such other address as any party may furnish by notice to the other as herein provided.

8. Successors and Assigns. This Note shall inure to the benefit of Creditor, any holder of this Note and their respective successors and permitted assigns. Whenever Debtor or Creditor is referred to in this Note, such references shall be deemed references to its successors and permitted assigns and, in the case of Creditor, any other holder of this Note. Neither party may assign its rights or obligations under this Note without the prior written consent of the other party.

9. Headings and Captions. Any headings or captions preceding the text of the separate sections hereof are intended solely for convenience of reference and shall not constitute a part of this Note, nor shall they affect its meaning, construction or effect.

10. Governing Law; Jurisdiction. This Note shall be construed and interpreted in accordance with the laws of New York without reference to New York’s choice of law rules. Debtor and Creditor agree that any litigation in connection with this Note shall be commenced and conducted by any of them only in New York in the County of Monroe, or in the U.S. District Court whose jurisdiction includes such county, which courts shall have exclusive jurisdiction thereof. Debtor and Creditor submit to the venue of such courts and agree that service of process upon them shall be valid if delivered to the applicable address specified herein.

NATURALNANO, INC.

By:	/s/ Kathleen A. Browne
Name: Kathleen A. Browne
Title: Chief Financial Officer